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                                                               Exhibit 23 (m)(2)

                                    ProFunds
                        7501 Wisconsin Avenue, Suite 1000
                            Bethesda, Maryland 20814

                   SHAREHOLDER SERVICES AGREEMENT FOR VP FUNDS

[Name]
[Address]
[City, State, Zip]

Ladies and Gentlemen:

     ProFunds ("Trust") is an open-end management investment company organized as a Delaware business trust and registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended ("1940 Act"). On behalf of each of the ProFunds VP series of the Trust identified in Schedule A ("Funds"), the Trustees of the Trust have adopted a Distribution Plan ("Plan") that, among other things, authorizes the Trust to enter into this Agreement with you ("Authorized Firm") concerning the provision of the services ("Services") set forth in Section 2 to your contract owners or other permissible purchasers ("Customers") who may from time to time be investors, or prospective investors, in the Funds. The terms and conditions of this Agreement are as follows:

1.   REFERENCE TO PROSPECTUS; DETERMINATION OF NET ASSET VALUE.

1.1 Reference is made to the prospectus for each Fund as from time to time are effective under the Securities Act of 1933 (the "1933 Act"). Terms defined therein and not otherwise defined herein are used herein with the meaning so defined.

1.2 For purposes of determining the fees payable to you under Section 3, the average daily net asset value of a Fund's shares will be computed in the manner specified in the Trust's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of such Fund's shares for purposes of purchases and redemptions.

2.   SERVICES AS AUTHORIZED FIRM.

2.1 Authorized Firm is hereby authorized and may from time to time undertake to perform the following non-exclusive list of Services: the printing and mailing of Fund prospectuses, statements of additional information, any supplements thereto and shareholder reports for prospective investors; the development, preparation, printing and mailing of advertisements, sales literature and other promotional materials describing and/or relating to the Funds; holding seminars and sales meetings designed to promote the distribution of the Funds' shares; obtaining information and providing explanations to wholesale and retail distributors of contracts regarding the investment objectives and policies and other information about the Funds, including the performance of the Funds; training sales personnel regarding the Funds; and financing any other activity that is primarily intended to result in the sale of shares of the Funds. Overhead and other expenses of Authorized Firm related to the provision of Services, including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

2.2 In addition, Authorized Firm may receive compensation pursuant to this Agreement for making the Funds available to its Customers as funding vehicles for their variable insurance contracts, or compensation for services performed and expenses incurred by Authorized Firm or its affiliates in connection with the sale of shares of the Funds.

2.3 Authorized Firm will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in Authorized Firm's business, or any personnel employed by Authorized Firm) as may be reasonably necessary or beneficial in order to provide such Services.

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2.4  The procedures relating to the handling of orders shall be subject to instructions which the Trust shall forward from time to time to Authorized Firm. All orders for a Fund's shares are subject to acceptance or rejection by the Trust in its sole discretion, and the Trust may, in its discretion and without notice, suspend or withdraw the sale of a Fund's shares, including the sale of such shares to Authorized Firm for the account of any Customer or Customers, unless otherwise agreed to by the parties to this Agreement.

2.5 In no transaction shall Authorized Firm act as dealer for its own account; Authorized Firm shall act solely for, upon the specific or pre-authorized instructions of, and for the account of, its Customers. For all purposes of this Agreement except as specifically provided in section 4.3, Authorized Firm will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust or any dealer of the shares in any matter or in any respect. No person is authorized to make any representations concerning the Trust or a Fund's shares except those representations contained in the Fund's then-current prospectus and statement of additional information and in such printed information as the Trust may subsequently prepare, unless otherwise agreed to by the parties to this Agreement.

2.6 Authorized Firm and its employees will, upon request, be available during normal business hours to consult with the Trust or its designees concerning the performance of Authorized Firm's responsibilities under this Agreement. Authorized Firm will provide to the Trust's Board of Trustees (or assist in the provision of), and the Trust's Trustees will review at least quarterly, a written report of the amounts so expended.

     In addition, Authorized Firm will furnish to the Trust or its designees such information as the Trust or its designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of Services as described herein), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Trust), in the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid, reimbursed, payable, or reimbursable pursuant hereto, the Services provided hereunder and related expenses, and any other reports or filings that may be required by law.

3.   FEES.

3.1 In consideration of the costs and expenses of furnishing the Services and facilities provided by Authorized Firm hereunder, and subject to the limitations of applicable law and regulations, Authorized Firm will be reimbursed and/or compensated (as applicable) quarterly at an annual rate of up to, but not more than, ___% of the average daily net assets of a Fund attributable to the Fund's shares which are held in the name of Authorized Firm for its Customers. The fee will not be paid to Authorized Firm with respect to shares of a Fund that are redeemed or repurchased by the Trust within seven business days of receipt of confirmation of such sale.

3.2 The fee rate with respect to any Fund or Funds may be prospectively increased or decreased by the Trust, in its sole discretion, at any time upon notice to Authorized Firm.

4.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

4.1 The parties acknowledge that they are financial institutions subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require among other things, that financial institutions adopt compliance programs to guard against money laundering and provide for customer identification programs. The parties further acknowledge that they are in compliance and will continue to comply with the AML Acts and applicable anti-money laundering rules of self-regulatory organizations, including NASD Conduct Rule 3011, in all relevant respects.

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4.2  By written acceptance of this Agreement, Authorized Firm represents, warrants, and agrees that, to the extent required by law: (i) Authorized Firm will provide to Customers a schedule of the services it will perform pursuant to this Agreement and a schedule of any fees that Authorized Firm may charge directly to Customers for services it performs in connection with investments in the Trust on the Customer's behalf; and (ii) any and all compensation payable to Authorized Firm by Customers in connection with the investment of their assets in the Trust will be disclosed by Authorized Firm to Customers and will be authorized by Customers and will not result in an excessive fee to Authorized Firm.

4.3 Authorized Firm agrees to comply with all requirements applicable to it by reason of all applicable laws, including federal and state securities laws, the rules and regulations of the SEC, including, without limitation, all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, and the 1940 Act. The Trust has informed Authorized Firm of the states or other jurisdictions in which the Trust believes the shares of the Funds are qualified for sale, and Authorized Firm agrees that it will not purchase a Fund's shares on behalf of a Customer's account in any jurisdiction in which such shares are not qualified for sale. Authorized Firm further agrees that it will maintain all records required by applicable law or otherwise reasonably requested by the Trust relating to the services provided by it pursuant to the terms of this Agreement. The Authorized Firm agrees that it will comply at all times with the provisions of Rule 22c-1 of the 1940 Act. Purchase and redemption orders, and payment for shares of a Fund ordered from the Trust, must be received at the time, and in the manner, as determined by the Trust. All Orders are subject to acceptance or rejection by the Trust or the relevant Fund in the sole discretion of either, or by the relevant Fund's transfer agent acting on the Trust's or the Fund's behalf, and orders shall be effective only upon receipt in proper form. The Trust may, if necessary, delay redemption of shares of a Fund to the extent permitted by the 1940 Act. The Authorized Firm may submit a purchase, exchange or redemption order (an "Order") for shares of a Fund on behalf of a Customer to such Trust's designated contact in the manner determined by the Trust. Receipt and acceptance of any such Order on any day the New York Stock Exchange is open for trading and on which a Fund calculates its net asset value (a "Business Day") pursuant to the rules of the Securities and Exchange Commission ("SEC") by the Authorized Firm as limited agent of the Fund prior to the time that the Fund ordinarily calculates its net asset value as described from time to time in the Fund's prospectus (which as of the date of execution of this Agreement is 4:00 p.m. Eastern Time) shall constitute receipt and acceptance by the Fund on that same Business Day. To facilitate the Funds' daily trading practices, the Authorized Firm (i) may be required to provide the Funds with estimated daily net aggregate trade and other information relating to the Funds at times and in the manner reasonably specified by the Funds prior to the close of business on each Business Day and (ii) may be required to provide the Funds on the following Business Day with a confirmed final report of the previous Business Day's transaction information related to the Funds at such times mandated by the Funds.

4.4 Authorized Firm agrees that under no circumstances shall the Trust be liable to Authorized Firm or any other person under this Agreement as a result of any action by the SEC affecting the operation or continuation of the Plan.

4.5 Each party hereto agrees that any Nonpublic Personal Information, as the term is defined in Securities and Exchange Commission Regulation S-P ("Reg S-P"), that may be disclosed by a party hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law.

4.6 The Authorized Firm agrees that under no circumstances shall the Trust be liable to the Authorized Firm or any other person under this Agreement as a result of any action by the SEC affecting the operation or continuation of the Agreement.

4.7 The Authorized Firm agrees that the obligations of the parties hereto and the operation and/or continuation of this Agreement are subject to any applicable policies of the Trust, as they may be amended from time to time. The Authorized Firm further agrees that the operation and/or continuation of this Agreement is subject to: (i) the Board of Trustees' evaluation of the services and Services; (ii) any determinations by the Board of Trustees

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     regarding the nature and quality of and the compensation for the services and Services; and (iii) any other determinations that the Board of Trustees deems appropriate.

4.8 The Authorized Firm will make available to the Trust, promptly upon request, appropriate books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Authorized Firm's services under this Agreement that may be requested, following notice to the Trust.

4.9 The Funds' prospectus will generically identify the Authorized Firm as a party that may accept purchase and redemption orders on behalf of a Fund and will provide: (i) that the Funds have authorized one or more intermediaries to accept on its behalf purchase and redemption orders that are in "good order"; (ii) that the intermediaries are authorized to designate other intermediaries to accept purchase and redemption orders on the Funds' behalf; (iii) that the Funds will be deemed to have received a purchase or redemption order when an authorized intermediary or, if applicable, an intermediary's authorized designee, accepts the order; and
     (iv) that customer orders will be priced at the Funds' net asset value next computed after they are accepted by an authorized intermediary or the intermediary's designee.

5.   EXCULPATION; INDEMNIFICATION.

5.1 The Trust shall not be liable to Authorized Firm and Authorized Firm shall not be liable to the Trust except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by the Trust or by Authorized Firm of compliance with any applicable law, rule, or regulation.

5.2 Authorized Firm will indemnify the Trust and hold it harmless from any claims or assertions relating to a breach of any representation or warranty under this Agreement, failure by the Authorized Firm to maintain required anti-money laundering procedures (including customer identification programs), the lawfulness of Authorized Firm's participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with Authorized Firm performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Trust shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by Authorized Firm.

6.   EFFECTIVE DATE; TERMINATION.

6.1 This Agreement will become effective with respect to each Fund on the date of its acceptance by Authorized Firm. Unless sooner terminated with respect to any Fund, this Agreement will continue with respect to a Fund until terminated in accordance with its terms, provided that the continuance of the Plan is specifically approved at least annually in accordance with the terms of the Plan.

6.2 This Agreement will automatically terminate with respect to a Fund in the event of its assignment (as such term is defined in the 1940 Act). This Agreement may be terminated with respect to any Fund by the Trust or by Authorized Firm, without penalty, upon sixty days' prior written notice to the other party. This Agreement may also be terminated with respect to any Fund at any time without penalty by the vote of a majority of the Independent Trustees (as defined in the Plan) or a majority of the outstanding shares of a Fund on sixty days' written notice.

7.   GENERAL.

7.1 All notices and other communications to either Authorized Firm or the Trust will be duly given if mailed, telegraphed or telecopied to the appropriate address set forth on page 1 hereof, or at such other address as either party may provide in writing to the other party.

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7.2  The Trust may enter into other similar agreements for the provision of
     Services with any other person or persons without Authorized Firm's consent.

7.3 Upon receiving the consent of the Trust, Authorized Firm may, at its expense, subcontract with any entity or person concerning the provision of the Services contemplated hereunder; provided, however, that Authorized Firm shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Authorized Firm shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own.

7.4 This Agreement supersedes any other agreement between the Trust and Authorized Firm relating to the Services and relating to any other matters discussed herein. All covenants, agreements, representations, and warranties made herein (including but not limited to those set forth in sections 4 and 5) shall be deemed to have been material and relied on by each party, notwithstanding any investigation made by either party or on behalf of either party, and shall survive the execution and delivery of this Agreement. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of New York and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

7.5 It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the property of the respective Funds. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the relevant Fund as provided in the Trust's Amended and Restated Declaration of Trust.

7.6 Notices and communications required or permitted hereby will be given to the following persons at the following addresses or facsimile numbers as the party receiving such notices or communications may subsequently direct in writing:

          If to the Trust:
          ProFunds
          7501 Wisconsin Avenue
          Bethesda, MD 20814
          Attention: Chief Legal Counsel
          Telephone: 240-497-6400
          Facsimile: 240-497-6530

          If to the Authorized Firm:

          Attention:

7.7 During the term of this Agreement, the Authorized Firm will pay all ordinary expenses incurred by it in connection with its obligations under this Agreement.

7.8 Each party acknowledges that the identities of the other party's customers, as well as information maintained by such other party regarding those customers, and all computer programs, technical, trade secret or business information, including, without limitation, financial information, business or marketing strategies or plans, product development and procedures developed by such other party or such other party's agents in connection with this arrangement which is disclosed to the other party hereto or otherwise obtained by the other party, its affiliates, agents or representatives during the term of this Agreement, constitute the valuable property of such other party ("Proprietary Information"). Each party agrees that

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     should either of them be furnished any Proprietary Information, the party who acquired such Proprietary Information shall use its best efforts to hold such information or property in confidence and refrain from using, disclosing, or distributing any of such information or other property except (i) with the other party's prior written consent, or (ii) as required by law or judicial process. Each party acknowledge that any breach of the foregoing agreements as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agree that in the event of a breach such other party will be entitled to seek equitable relief, as well as such other relief as any court of competent jurisdiction deems appropriate. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. Each party shall be liable under this Agreement for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. This section 7.8 shall continue in full force and effect notwithstanding the termination of this Agreement.

7.9 Any and all disputes arising under or in connection with this Agreement will be finally and exclusively resolved by arbitration under the rules of arbitration then in effect for the National Association of Securities Dealers, Inc. or the American Arbitration Association, such organization to be selected in the sole discretion of the Trust. The arbitration will be held in Washington, D.C. before three arbitrators who have no present or former affiliation with any party to this Agreement and who are knowledgeable about mutual funds, the asset management industry and the subject of the dispute. Each party will choose one arbitrator, and the two arbitrators so chosen will choose a third who will chair the proceedings. In no event will the arbitrators have the authority to make any award that provides for punitive or exemplary damages. Any decision rendered by the arbitrators will be binding, final and conclusive upon both parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the party against which an award is entered, or by any court having jurisdiction over the assets of any party against which an award is entered, and the parties hereby irrevocably waive any objections to the jurisdiction of such court based on any ground, including improper venue or forum non conveniens. Except where clearly prevented by the subject matter of the dispute, both parties will continue performing their respective obligations under this Agreement while the dispute is being resolved. The prevailing party in any claim, action, arbitration, or other proceeding arising under or in connection with the implementation or enforcement of this Agreement will be entitled to recover from the other party all reasonable attorneys' fees incurred in connection therewith.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

                                        ProFunds


                                        By:
                                        Title:
                                               ---------------------------------


The foregoing Agreement is hereby accepted:

[Authorized Firm]


By:
Title:
Date:

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                                   SCHEDULE A

ProFund VP Airlines*                       ProFund VP OTC
ProFund VP Asia 30                         ProFund VP Pharmaceuticals
ProFund VP Banks                           ProFund VP Precious Metals
ProFund VP Basic Materials                 ProFund VP Real Estate
ProFund VP Bear                            ProFund VP Rising Rates Opportunity
ProFund VP Biotechnology                   ProFund VP Semiconductor
ProFund VP Bull                            ProFund VP Short OTC
ProFund VP Bull Plus*                      ProFund VP Short Small-Cap
ProFund VP Consumer Cyclical               ProFund VP Small-Cap
ProFund VP Consumer Non-Cyclical           ProFund VP Small-Cap Growth
ProFund VP Energy                          ProFund VP Small-Cap Value
ProFund VP Europe 30                       ProFund VP Technology
ProFund VP Financial                       ProFund VP Telecommunications
ProFund VP Healthcare                      ProFund VP U.S. Government Plus
ProFund VP Industrial                      ProFund VP UltraBear*
ProFund VP Internet                        ProFund VP UltraBull
ProFund VP Japan                           ProFund VP UltraDow 30*
ProFund VP Large-Cap Growth*               ProFund VP UltraEurope*
ProFund VP Large-Cap Value*                ProFund VP UltraMid-Cap
ProFund VP Leisure Goods & Services*       ProFund VP UltraOTC
ProFund VP Mid-Cap*                        ProFund VP UltraShort OTC*
ProFund VP Mid-Cap Growth                  ProFund VP UltraSmall-Cap
ProFund VP Mid-Cap Value                   ProFund VP Utilities
ProFund VP Money Market                    ProFund VP Wireless Communications*
ProFund VP Oil Drilling Equipment &
Services*

*ProFunds VP has not commenced investment operations.

Dated as of: December 17, 2003

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